Exhibit 10.28

PROMISSORY NOTE

February 15, 2002

Altris Software, Inc. a California corporation (“Altris”), having an address for notices at 9339 Carroll Park Drive, San Diego, California 92121, hereby acknowledges that as of December 22,  2001 it had received funds totaling $1,235,076 (the “Initial Funds”) from Spescom Limited, a South Africa corporation (“Spescom”), having an address for notices at P.O box 288, Halfway House 1685 Midrand, South Africa.  In consideration of Spescom advancing the Initial Funds to Altris and the advancement of any additional funds(the “New Funds” and collectively with the Initial Funds, the “Loan”) by Spescom to Altris on even date herewith,  Altris promises to repay the Loan to Spescom plus any accrued interest in accordance with the terms set forth below:

1.             Payments and Interest.  The Loan shall accrue interest at the rate of 10% per annum from the date the Loan, or portion thereof, was advanced to Altris by Spescom.  All unpaid principal and accrued interest under this Note shall be due and payable on October 15, 2003 (“Due Date”) unless extended by mutual written consent of  Altris and Spescom.

2.             Manner of Payments.  All payments by Altris under the Loan shall be (a) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever, (b) credited first to amount for late charges, if any, second to any accrued interest under the Loan and finally to the principal balance under the Loan, and (c) deemed paid by Altris upon their actual receipt by Spescom.  Interest for any period less than one year shall be calculated on the basis of 1/360th of one year’s interest multiplied by the number of days during such period.

3.             Interest on Interest.  All interest under the Loan shall, from its Due Date until it is paid, bear interest at the interest rate set forth above.

4.             Security Interest.  This Note is subject to the terms of a Security Agreement, dated as of February 15, 2002 by and among Altris, Spescom and Spescom Limited, a United Kingdom corporation (the “Security Agreement”) and is subject to all the provisions thereof, and is secured by a continuing security interest in the Collateral (as defined in the Security Agreement).  Notwithstanding the foregoing, Spescom shall have full recourse against Altris, and shall not be required to proceed against the Collateral in an Event of Default (as defined below).

5.             Late Charge.  If any amount of interest and/or principal under the Loan is not received by Spescom within 15 days after its Due Date, then, without any requirement for notice to Altris, Altris shall immediately pay to Spescom as a late charge an additional sum of 5% per annum of such overdue amount from the Due

Date until the date of payment.  Such late charge represents a fair and reasonable estimate of the costs that Spescom will incur by reason of any late payment by Altris.  Acceptance of such late charge by Spescom shall not constitute a waiver of Altris’ default with respect to such overdue amount, nor prevent Spescom from exercising any of the other rights and remedies available to Spescom under this Note.

6.             Acceleration.  All unpaid principal and accrued interest under this Note shall, at Spescom's election, be immediately due and payable upon the occurrence of any of the following events, any of which shall constitute a default (“Event of Default”) under this Note.

6.1                                 If any amount due under this Note is not received by Spescom when due.

6.2                                 The occurrence of an Event of Default (as defined in the Security Agreement).

7.             Commercial Purposes.  Altris acknowledges that the Loan is obtained for business or commercial purposes and that the Loan will not be used primarily for personal, family, household or agricultural purposes.

8.             Loan Waivers.  To the extent permitted by applicable law, Altris waives presentment, demand, protest, notice of demand and dishonor.

9.             Prepayment Without Penalty.  This Note may be prepaid in whole or in part at any time without penalty.

10.           Interest Limitation.  It is not intended by any provision of this Note to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Altris under applicable law on a cumulative basis.  If by mistake or error, interest in excess of such maximum rate shall be paid for any period, the excess amount shall, if permitted by applicable law, be retained by Spescom as Collateral (as defined in the Security Agreement) to be held without interest or trust and commingled with other assets of Spescom or, if not permitted to be so held by Spescom, shall be refunded to Altris.  Such interest or premium (“Interest Shortage”) shall, if permitted by applicable law, be added to the interest earned or to be earned for prior or subsequent periods during the term of the Loan so that, to the extent permitted by applicable law on a cumulative basis over the life of the Loan, Spescom may collect all of the interest and premium provided for in the Loan, the same to be accomplished in the following manner, or otherwise as permitted by applicable law:  (a) if Spescom were permitted by applicable law to charge interest to Altris in such prior periods in excess of the amount of interest and premium actually charged during such prior periods, then the interest due on the Loan for such prior periods shall automatically be increased by the amount of such Interest Shortage, but not in excess of the maximum interest permitted to be charged to Altris during such prior periods, and excess of the maximum interest permitted to be charged to Altris during such prior periods, and such increased interest for such prior periods shall be immediately due an payable upon such demand; and (b) if Spescom shall have collected all interest permitted by applicable law to charge interest to Altris in such subsequent periods in excess of the amount of interest and premium actually charged during such subsequent periods, the interest due on the Loan for such subsequent periods shall automatically be increased by the amount of such Interest Shortage, but not in excess of the maximum interest permitted to be charged to Altris during such subsequent period, and such increased interest for such subsequent  periods shall be due and payable at the end of each such subsequent period upon demand.

11.           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of California.

12.           Further Assurances.  Each party to this Note shall execute all  instruments and documents and take all actions as may be reasonably required to effectuate this Note.

13.           Venue and Jurisdiction.  For purposes of venue and jurisdiction, this Note shall be deemed made and to be performed in the City of San Diego, California.

14.           Time of Essence.  Time and strict and punctual performance are of the essence with respect to each provision of this Note.

15.           Attorney’s Fees.  In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Note, the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, actual attorney’s and expert witness fees, relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding.  Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorney’s and expert witness fees.

16.           Modification.  This Note may be modified only by a contract in writing executed by the party(ies) to this Note against whom enforcement of such modification is sought.

17.           Headings.  The headings of the paragraphs of this Note have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Note, or be used in any manner in the interpretation of this Note.

18.           Prior Understandings.  This Note and the Security Agreement contain the entire agreement between the parties to this Note with respect to the subject matter of this Note, are intended as a final expression of such parties’ agreement with respect to such terms as are included in this Note, are intended as complete and exclusive statements of the terms of this Note, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Note.

19.           Partial Invalidity.  Each provision of this Note shall be valid and enforceable to the fullest extent permitted by law.  If any provision of this Note or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Note.

20.           Notices.  All notices or other communications required or permitted to be given to a party to this Note shall be in writing an shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by an overnight express courier service that provides written confirmation of delivery, to such party at its address as set forth above in the introductory paragraph of this Note.  Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it sent by mail in accordance with this paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this paragraph.  Any party to this Note may give a notice of a change of its address to the other party to this Note.

21.           Waiver.  Any waiver of a default under the this Note must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Note.  No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.  A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act.

22.           Drafting Ambiguities.  Each party to this Note has reviewed and revised this Note.  Each party to this Note has had the opportunity to have such party’s legal counsel review and revise this Note.  Altris acknowledges that this Note has been prepared by Solomon Ward Seidenwurm & Smith, LLP (“SWSS”) which represents only Spescom with respect to this Note and all related matters, that it is not being represented by SWSS in relation to this Note and related matters and that it has been advised to retain its own legal counsel. The rule of construction that ambiguities are to be resolved against the drafting party or in favor of the party receiving a particular benefit under an agreement may not be employed in the interpretation of this Note or of any amendments to this Note.

ALTRIS:

ALTRIS SOFTWARE, IN.,
a California corporation

By:	/s/John W. Low
John W. Low
Chief Financial Officer